EXHIBIT 1.1 TO FORM 8-K
               -----------------------

        CLOROX WILL ACQUIRE ARMOR ALL, THE LEADING
          LINE OF AUTOMOTIVE CLEANING PRODUCTS

      Move extends Clorox's cleaning expertise into a major new category


     Oakland, Calif., Nov. 26, 1996 -- The Clorox Company (CLX-NY, PSE), a leading consumer products manufacturer, said today that it will add the top line of automotive cleaning products to its portfolio with the planned acquisition of Armor All Products Corporation (ARMR-NASDAQ).

     Clorox and Armor All have entered into an agreement and plan of merger under which Clorox will make a tender offer for 100 percent of Armor All's common stock at a price of $19.09 per share for a total of approximately
$400 million. Armor All's board of directors has unanimously approved the agreement and recommended that Armor All's stockholders accept the Clorox offer. McKesson Corporation, which owns 55 percent of Armor All's common stock, has agreed to tender all of its shares.

     The tender offer is expected to commence on Dec. 2, 1996 and to close before the end of the year. Armor All's regular quarterly dividend of 16 cents per share, declared Nov. 12, 1996, will be paid on Jan. 2, 1997 to stockholders of record Dec. 2, 1996.

     Clorox plans to fund the acquisition with cash and short-term borrowings.

     The acquisition is expected to be modestly dilutive, with Clorox's fiscal year 1997 earnings impacted by about 2 percent to 3 percent. This is based on preliminary estimates, and actual results may vary.

     Based in Orange County (Calif.), Armor All reported fiscal 1996 revenues of $186 million. Some 73 percent of sales, or about $136 million, was in U.S. automotive cleaners. The balance was in international Armor All sales and in a line of domestic do-it-yourself home care products.

     Armor All leads the $710 million automotive cleaning products market with a 30 percent share, and has about a 60 percent share of the $170 million protectant segment.

     "This acquisition is right on target with our strategy of finding strong equities in new categories close in to what we do and where we can add value," said Clorox Chairman and CEO
Craig Sullivan.

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     "Armor All is a great brand equity with leading positions
in the market and extraordinarily high consumer awareness and satisfaction ratings," Sullivan continued. "This acquisition is a logical extension of our home cleaning expertise into a market where we will have a leading position. It fits virtually all of our criteria for acquisitions into new categories."

     Sullivan noted that the key benefits consumers want in their cleaning products, whether in the home or in the garage, are identical. They want surfaces to be clean and new looking with minimal effort. They want to protect their investments, and they take satisfaction in making their possessions look new again.

     Clorox plans to achieve significant synergies with its other core businesses in marketing and manufacturing, and in R&D, "where our goal is to lead the category in product quality and performance," Sullivan stated. He added that the automotive cleaner market is a favorable environment for Clorox's marketing strengths and that "Armor All" is a strong advertisable brand name.

     Since about half of Armor All volume is sold to customers with whom Clorox already does business, there is a significant opportunity to improve delivery efficiency for these customers. Many customers will be able to pool orders with other Clorox products for greater savings. "We also look forward to developing a positive growth relationship with new customers in the retail automotive channel," Sullivan added.

     Internationally, Armor All will add mass to Clorox businesses in Canada, Mexico, Puerto Rico and Japan, all places where
Clorox already has operations.

     Dollar sales for the $710 million automotive cleaning products market were up approximately 5.3 percent for the 12 months ended August 1996. In the protectant segment, which Armor All created 25 years ago and continues to lead, dollar sales were up approximately 5.6 percent. Armor All products also lead the wash, tire cleaner and wheel cleaner segments.

     Clorox believes several factors may drive growth faster in automotive cleaning than in home cleaning. Among them, vehicle ownership is up 20 percent over the past 10 years and exceeds the population's growth rate. Consumers are keeping their cars longer, and older cars are more likely to be washed and polished at home. And because new car prices are increasing faster than salaries, consumers are more attentive to protecting their investment.

     In addition to its line of home cleaning products, The Clorox Company manufactures and markets bleaches, cat litters and insecticides, charcoal briquets, salad dressings and sauces. The company had net earnings of $222 million on sales of $2.2 billion for the year ended June 30.

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


     This announcement contains forward looking statements relating to the integration of the Armor All business into Clorox's business. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such statements provided the Company makes note of risk factors associated with them. Therefore the Company points out that acquisitions involved a number of risks which can cause actual results to be materially different from expected results. There can be no assurance that Clorox will be able to successfully integrate and then manage Armor All without unanticipated costs, delays or problems.


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